Exhibit 99.3

Telenor acquires 234,000,000 VimpelCom preferred shares from Weather Investments II and withdraws arbitration claim

(Fornebu, Norway – 15 February 2012) - Telenor has purchased 234,000,000 VimpelCom preferred shares from Weather Investments II S.a.r.l. (“Weather”), for US$374,400,000, thereby increasing Telenor’s voting share in VimpelCom Ltd. to 36.36%, subject to adjustment arising under certain put and call arrangements. Weather is the investment vehicle through which Mr. Naguib Sawiris and his family hold their interests in VimpelCom Ltd. (“VimpelCom”).

In connection with the transaction, Telenor has withdrawn all its claims against Altimo Holdings & Investments Ltd., Altimo Cooperatief U.A. and VimpelCom Ltd. in the pending arbitration proceeding, and will work to expand the VimpelCom Board to eleven members. Telenor’s withdrawal of its claims will result in the termination of the VimpelCom shareholders agreement.

“This transaction takes Telenor to approximately the same voting position as a successful outcome of the arbitration process would have achieved, and is therefore a commercial solution we are happy with,” said Jon Fredrik Baksaas, Telenor’s CEO. “The withdrawal of the arbitration claim will prevent further dilution of the VimpelCom shareholders, and it will enable a more normal corporate governance situation in VimpelCom. We will work to expand the VimpelCom Board to eleven members. Together with the other shareholders we will continue our contribution to the industrial development of VimpelCom as we always have done.”

“I am very happy about this transaction which will allow Weather to participate actively in the Supervisory Board of VimpelCom, will foster improved corporate governance of the company and ensure a better focus of the management on industrial issues in a context in which the existing disputes among the key shareholders have been resolved,” said Naguib Sawiris.

Simultaneously with Telenor’s purchase of VimpelCom preferred shares from Weather, Telenor and Weather have entered into certain put and call arrangements regarding the remaining 71,000,000 VimpelCom preferred shares held by Weather.

Set out below are the shareholdings in VimpelCom before and after the transaction (prior to any adjustments arising under the put and call arrangements referred to above):

	VimpelCom Shareholdings before Transaction
Holder	Common Shares	Percent Common	Preferred Shares	Total Voting Shares	Percent Votes
Telenor	515,578,840	31.67%	—	515,578,840	25.01%
Altimo	510,461,800	31.35%	4,932,000	515,393,800	25.00%
Bertofan	—	—	123,600,000	123,600,000	5.99%
Weather	305,803,396	18.78%	305,000,000	610,803,396	29.63%
Minorities	296,355,099	18.20%	—	296,355,099	14.37%

Total	1,628,199,135	100.00%	433,532,000	2,061,731,135	100.00%

	VimpelCom Shareholdings after Transaction
Holder	Common Shares	Percent Common	Preferred Shares	Total Voting Shares	Percent Votes
Telenor	515,578,840	31.67%	234,000,000	749,578,840	36.36%
Altimo	510,461,800	31.35%	4,932,000	515,393,800	25.00%
Bertofan	—	—	123,600,000	123,600,000	5.99%
Weather	305,803,396	18.78%	71,000,000	376,803,396	18.28%
Minorities	296,355,099	18.20%	—	296,355,099	14.37%

Total	1,628,199,135	100.00%	433,532,000	2,061,731,135	100.00%

Telenor has filed with the US Securities and Exchange Commission an amendment to Telenor’s filing on Schedule 13D with respect to VimpelCom, attached to which are copies of the share purchase agreement and the option agreement between Telenor and Weather. Free copies of such documents can be obtained at the SEC’s website at www.sec.gov.

Cautionary statement regarding forward-looking statements

This announcement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, including statements concerning the expected benefits and costs of the proposed transactions; management plans relating to the proposed transactions; any projections of earnings, revenues, synergies, accretion, margins or other financial items; any statements of operations, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Any statement in this announcement that expresses or implies Telenor ASA’s intentions, beliefs, expectations or predictions (and the assumptions underlying them) is a forward-looking statement. Forward-looking statements involve inherent risks, uncertainties and assumptions, including, without limitation, the possibility that the board of directors of VimpelCom Ltd. will not be expanded to eleven members; and other risks and uncertainties that are beyond the parties’ control. If such risks or uncertainties materialize or such assumptions prove incorrect, actual results could differ materially from those expressed or implied by such forward-looking statements and assumptions. The forward-looking statements contained in this announcement are made as of the date hereof, and Telenor ASA expressly disclaims any obligation to update or correct any forward-looking statements made herein due to the occurrence of events after the issuance of this announcement.

Contacts:

Media:

Dag Melgaard, Communication Manager, Telenor Group

tel: +47 901 92 000 / e-mail: dag.melgaard@telenor.com

Analysts and investors:

Marianne Moe, IR Director, Telenor Group

Tel: +47 916 17 631 / e-mail: marianne.moe@telenor.com